Exhibit 99.7

FULLPAC, INC.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER

This Nominating and Corporate Governance Committee Charter (this “Charter”) sets forth the purpose and membership requirements of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors (the “Board”) of FullPAC, Inc. (the “Company”) and establishes the authority and responsibilities delegated to it by the Board.

1.	Purpose

The purpose of the Committee is to identify and recommend to the Board individuals qualified to be nominated for election to the Board or to serve on the Board in the case of a vacancy, recommend to the Board the members for each Board committee, to review such other matters related to corporate governance of the Company, such as overseeing the evaluation of the Board and management and any governance-related risks at the Company, unless the authority to conduct such review has been delegated to another committee.

2.	Committee Membership

The Committee shall consist of at least three members of the Board. Each member shall be an independent director as determined by the Board, in accordance with applicable independence requirements of the NASDAQ Stock Market LLC (“NASDAQ”), when and as required by NASDAQ and subject to any exceptions permitted by these requirements. The members of the Committee shall be appointed by the Board and serve for such term or terms as the Board may determine or until earlier resignation or death. The Board may remove any member from the Committee at any time with or without cause. Vacancies occurring on the Committee shall be filled by the Board.

3.	Delegation to Subcommittee

The Committee may, in its discretion, form and delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee consisting of one or more members or to one or more designated members of the Committee.

4.	Advisors

The Committee shall have the authority to retain and obtain the advice of, at the Company’s expense, a director search firm and other expert advisors (“Advisors”) as it deems necessary to fulfill its responsibilities. The Committee shall set the compensation, and oversee the work, of such Advisors. The Committee shall receive appropriate funding from the Company, as determined by the Committee in its capacity as a committee of the Board, for the payment of compensation to its Advisors.

5.	Board and Committee Members

5.1. Nominee Qualifications

The Committee shall evaluate the qualifications of each candidate for election to the Board against the criteria for Board membership as established from time to time by the Board, taking into account the composition of the Board as a whole. The Committee endeavors to consider candidates who represent a mix of skills, expertise and professional experiences that enhance the quality of the deliberations and decisions of the Board, in the context of the perceived needs of the structure of the Board at that point in time. The Committee believes that it is important that directors represent diverse viewpoints and individual perspectives. In addition, the Committee shall determine whether qualifications for membership on each committee of the Board are met.

5.2. Consideration of Stockholder Recommendations

The Committee shall be responsible for establishing policies regarding consideration of director candidates recommended by the Company’s stockholders and the procedures to be followed by stockholders that desire to submit such a recommendation.

5.3. Identification of Board Candidates

When the circumstances require, the Committee shall identify, run background checks on and recommend to the Board new persons qualified to be nominated for election as directors.

5.4. Recommendation of Board Nominees

Prior to each annual meeting of the stockholders of the Company, the Committee shall recommend to the Board nominees for election to the Board. If a vacancy on the Board or any Board committee occurs, the Committee shall make recommendations to the Board regarding the selection and approval of candidates to fill such vacancy either by election by stockholders or appointment by the Board.

5.5. Recommendation of Board Chair and Lead Independent Director

The Committee shall annually review the performance of the directors tasked with leadership of the Board and meetings thereof, including the Chairman and Lead Independent Director, if applicable. In the event that a necessary leadership position has a vacancy, the Committee shall identify and evaluate persons suitable to fill such vacancy either by election by stockholders or appointment or designation by the Board, as applicable.

5.6. Recommendation of Committee Members

The Committee shall annually review the Board’s committee structure and composition and recommend to the Board the membership of each Board committee (including this Committee). The Committee shall review the qualifications of the members of each committee to ensure that the members of each committee meet any applicable criteria of the rules and regulations of the Securities and Exchange Commission and NASDAQ.

5.7. Evaluation of Board, Board Leadership, and Management

The Committee shall develop and oversee, subject to the approval and oversight of the Board, a process for an annual evaluation of the performance and efficiency of the Board, each director designated with a Board leadership position such as Chair or Lead Independent Director, each Board committee, and management, and oversee the conduct of this annual evaluation. The Committee shall report evaluation results to the Board on a regular basis.

6.	Communications with Stockholders

The Committee shall be responsible for establishing a process for stockholders to send stockholder communications to Board members.

7.	Review of Other Matters

The Committee may from time to time review and make recommendations to the Board regarding other matters related to corporate governance of the Company, unless authority to conduct such review has been retained by the Board or delegated to another committee. The Committee may advise the Board with regards to significant developments or changes in the law and practice of corporate governance in the United States as well as the Company’s compliance with applicable laws, regulations and best practices for corporate governance, and making recommendations to the Board on all matters of corporate governance and on any remedial action to be taken. The Committee may also make recommendations on the frequency and structure of Board meetings and monitor the functioning of the committees of the Board.

8.	Meetings of the Committee

8.1. Chairperson

The Board shall designate one member of the Committee as its chairperson (the “Chairperson”). In the event of a tie vote on any issue, the Chairperson’s vote shall decide the issue.

8.2. Meetings

The Committee shall meet at least two times during each fiscal year. The schedule for regular meetings of the Committee shall be established by the Committee. The Chairperson of the Committee may call a special meeting at any time as he or she deems advisable and actions may be taken by unanimous written consent, when deemed necessary or desirable by the Committee or the Chairperson.

8.3. Minutes

Minutes of each meeting of the Committee shall be kept to document the discharge by the Committee of its responsibilities.

8.4. Presiding Officer

The Chairperson of the Committee shall preside at all Committee meetings. If the Chairperson is absent at a meeting, a majority of the Committee members present at a meeting shall appoint a different presiding officer for that meeting.

8.5. Quorum

A majority of Committee members shall constitute a quorum. A majority of the members present at any meeting at which a quorum is present may act on behalf of the Committee.

9.	Reports and Assessments

9.1. Board Reports

The Chairperson of the Committee shall report from time to time to the Board on Committee actions and on the fulfillment of the Committee’s responsibilities under this Charter.

9.2. Performance Evaluation

The Committee shall conduct an evaluation of the Committee’s performance at least annually. The evaluation shall address subjects including the Committee’s composition, responsibilities, structure and processes, and effectiveness. The Committee shall review and reassess the adequacy of this Charter annually. The Committee shall, as appropriate, make recommendations to management or the Board as a result of its performance evaluation and review of this Charter.